Exhibit 99.1

JOINT FILING AGREEMENT

In accordance with Rule 13d-1(k)(1) promulgated under the Securities Exchange Act of 1934, as amended, the undersigned hereby confirm the agreement by and among them to the joint filing on behalf of them of a Statement on Schedule 13D (including any and all amendments thereto) with respect to the common stock, par value $0.001 per share, of Enertopia Corp., a Nevada corporation, and that this agreement may be included as an exhibit to such joint filing.

IN WITNESS WHEREOF, the undersigned hereby execute this Agreement as of December 2, 2011.

/s/ Christopher Bunka
CHRISTOPHER BUNKA

C.A.B FINANCIAL SERVICES LTD.

Per:    /s/ Christopher Bunka
          Christopher Bunka, President and Director

0743608 B.C. LTD.

Per:    /s/ Christopher Bunka
          Christopher Bunka, President and Director